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                                                                    EXHIBIT 23.5

                  [Letterhead of Henwood Energy Services, Inc.]

                        POWER MARKET CONSULTANT'S CONSENT


                                October 22, 1999

CE Generation, LLC
302 South 36th Street, Suite 400
Omaha, Nebraska 68131

        This letter is furnished relating to the exchange of $400,000,000 principal amount of unregistered 7.416% Senior Secured Bonds Due December 15, 2018 (the "Old Securities") for $400,000,000 principal amount of registered 7.416% Senior Secured Bonds Due December 15, 2018 (the "New Securities").

        We consent to the inclusion of our Southern California Electricity Market and Price Forecast 1999-2018 dated February 11, 1999 in the Registration Statement being filed by CE Generation, LLC in respect of the New Securities and to the other references to us contained in the Prospectus which is part of such Registration Statement.


                                                HENWOOD ENERGY SERVICES, INC.

                                                By: /s/ Kevin D. Woodruff
                                                   --------------------------
                                                   Name: Kevin D. Woodruff
                                                   Title: Principal Consultant